Exhibit 99.1 – News Release

RB Global reports first quarter 2026 results
WESTCHESTER, IL, May 4, 2026 – RB Global, Inc. (NYSE & TSX: RBA, the “Company”, “RB Global”, “we”, “us”, “their”, or “our”) reported the following results for the three months ended March 31, 2026.
"We delivered broad-based GTV growth across all our sectors, underscoring the strength of our growth strategy, the commitment of our teammates, and the value we deliver as trusted partners to our customers," said Jim Kessler, CEO of RB Global. "our focus remains on what we can control ensuring that we consistently overdeliver on our commitments, particularly in this fluid macroeconomic environment."
"Our topline momentum translated into earnings growth, reflecting the durability of our operating model and our disciplined execution across the business" said Eric J. Guerin, Chief Financial Officer.
First Quarter Financial Highlights1,2,3:
•Total gross transaction value ("GTV") increased 13% year over year to $4.3 billion.
•Total revenue increased 11% year over year to $1.2 billion.
•Service revenue increased 5% year over year to $897.7 million.
•Inventory sales revenue increased 32% year over year to $336.9 million.
•Net income increased 20% year over year to $135.6 million.
•Net income available to common stockholders increased 21% year over year to $124.6 million.
•Diluted earnings per share available to common stockholders increased 20% to $0.66 per share.
•Diluted adjusted earnings per share available to common stockholders increased 13% year over year to $1.01 per share.
•Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 11% year over year to $362.7 million.
2026 Financial Outlook
The Company has updated its full-year 2026 outlook for select financial data, as shown below:

(in millions, except percentages)	Current Outlook	Prior Outlook
GTV growth	6% to 9%	5% to 8%
Adjusted EBITDA	$1,485 to $1,545	$1,470 to $1,530
Full year tax rate (GAAP and adjusted)	23% to 25%	23% to 25%
Capital expenditures[4]	$350 to $400	$350 to $400
1 For information regarding RB Global's use and definition of certain measures, see “Key Operating Metrics” and “Non-GAAP Measures” sections in this news release.
2 All figures are presented in U.S. dollars.
3 For the first quarter of 2026 as compared to the first quarter of 2025.
4 Capital expenditures is defined as property, plant and equipment, net of proceeds on disposals, plus intangible asset additions.

RB Global, Inc.	1

Additional Financial and Operational Highlights
(Unaudited)

	Three months ended March 31,
(in millions, except percentages and per share data)	2026	2025	% Change
GTV	$4,340.9	$3,828.9	13%
Service revenue	897.7	852.5	5%
Service revenue take rate	20.7%	22.3%	(160)bps

Inventory sales revenue	$336.9	$256.1	32%
Inventory return	30.2	21.1	43%
Inventory rate	9.0%	8.2%	80bps

Net income	$135.6	$113.3	20%
Net income available to common stockholders	124.6	102.9	21%
Adjusted EBITDA	362.7	327.9	11%

Diluted earnings per share available to common stockholders	$0.66	$0.55	20%
Diluted adjusted earnings per share available to common stockholders	$1.01	$0.89	13%
Revenue
(Unaudited)

	Three months ended March 31,
(in millions, except percentages)	2026	2025	% Change
Transactional seller revenue	$241.3	$216.8	11%
Transactional buyer revenue	577.5	556.7	4%
Marketplace services revenue	78.9	79.0	—%
Total service revenue	897.7	852.5	5%
Inventory sales revenue	336.9	256.1	32%
Total revenue	$1,234.6	$1,108.6	11%
For the First Quarter:
•GTV increased 13% year over year to $4.3 billion, reflecting broad-based strength across all sectors and contributions from the inclusion of J.M. Wood and Smith Broughton. Growth in the Commercial Construction and Transportation ("CC&T") sector increased due to a higher average price per lot sold, driven primarily by improved mix and higher volumes. In the Automotive sector, GTV increased year over year due to higher average price per lot sold.
•Service revenue increased 5% year over year to $897.7 million, driven by higher GTV, partially offset by lower service revenue take rate. Service revenue take rate declined 160 basis points year over year to 20.7% driven by a larger proportion of higher average price per lot sold assets compared to the prior year, acquired businesses, and divestment of certain businesses.
•Inventory sales revenue increased 32% year over year to $336.9 million, partially due to the inclusion of J.M. Wood. Excluding the impact of this acquisition, inventory sales revenue increased from higher CC&T revenue, partially offset by lower Automotive revenue. The inventory rate increased 80 basis points year over year to 9.0%, primarily due to strong performance in the CC&T sector.
•Net income available to common stockholders increased to $124.6 million, primarily due to higher operating income, lower interest expense due to lower outstanding principal and lower variable interest rates. These increases were partially offset by an increase to income tax expense.
•Adjusted EBITDA1 increased 11% year over year driven by GTV growth, higher contribution from inventory returns partially offset by higher operating expenses and lower service revenue take rate.
1 For information regarding RB Global's use and definition of this measure, see “Key Operating Metrics” and “Non-GAAP Measures” sections in this news release.

RB Global, Inc.	2

GTV by Sector

	Three months ended March 31,
(in millions, except percentages)	2026	2025	% Change
Automotive	$2,289.2	$2,144.7	7%
CC&T	1,622.0	1,276.7	27%
Other	429.7	407.5	5%
Total GTV	$4,340.9	$3,828.9	13%
Lots Sold by Sector

	Three months ended March 31,
(in '000's of lots sold, except percentages)	2026	2025	% Change
Automotive	631.3	625.6	1%
CC&T	97.8	87.6	12%
Other	128.4	141.9	(10) %
Total lots sold	857.5	855.1	— %
Reconciliation of Operating Expenses
(Unaudited)
The following table reconciles as reported operating expenses by line item to adjusted operating expenses to exclude the impact of adjustments, as defined in our Non-GAAP Measures.

	Three months ended March 31, 2026
(in millions)	Cost of services	Cost of inventory sold	Selling, general and administrative expenses	Acquisition- related and integration costs	Depreciation and amortization	Total operating expenses
As reported (unaudited)	$365.1	$306.7	$214.2	$6.2	$126.7	$1,018.9
Stock-based compensation expense	—	—	(15.3)	—	—	(15.3)
Acquisition-related and integration costs	—	—	—	(6.2)	—	(6.2)
Restructuring costs	—	—	(2.4)	—	—	(2.4)
Amortization of acquired intangible assets	—	—	—	—	(72.6)	(72.6)
Other legal, advisory and non-income tax recovery	—	—	2.5	—	—	2.5
Adjusted	$365.1	$306.7	$199.0	$—	$54.1	$924.9
Dividend Information
On May 1, 2026, the Company declared a quarterly cash dividend of $0.31 per common share, payable on June 18, 2026, to shareholders of record on May 27, 2026.
Other Company Developments
•On April 21, 2026, the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, with respect to its pending acquisition of BigIron Auction Company (“BigIron”). The acquisition is subject to other customary closing conditions and is expected to close in the second quarter of 2026.
•On April 13, 2026, the Company acquired Blackmon Auctions (“Blackmon”), a U.S.-based auction provider serving the construction, transportation, agriculture, and real estate sectors, further strengthening the Company’s presence and expanding its footprint in the South Central U.S. Blackmon conducts both live and online auctions and processed more than $60 million of GTV in 2025.

RB Global, Inc.	3

First Quarter 2026 Earnings Conference Call
RB Global is hosting a conference call to discuss its financial results for the quarter ended March 31, 2026, at 4:30 PM ET on May 4, 2026. The replay of the webcast will be available through May 4, 2027.
Conference call and webcast details are available at the following link: https://investor.rbglobal.com.
About RB Global
RB Global, Inc. (NYSE: RBA) (TSX: RBA) is a leading, omnichannel marketplace that provides value-added insights, services and transaction solutions for buyers and sellers of commercial assets and vehicles worldwide. Through our auction sites and digital platform, we have a wide global presence and serve customers across a variety of asset classes, including automotive, commercial transportation, construction, government surplus, lifting and material handling, energy, mining and agriculture. Our marketplace brands include Ritchie Bros., the world's largest auctioneer of commercial assets and vehicles offering online bidding, and IAA, Inc. (“IAA”), a leading global digital marketplace connecting vehicle buyers and sellers. Our portfolio of brands also includes Rouse Services (“Rouse”), which provides a complete end-to-end asset management and market data-driven intelligence; SmartEquip Inc. (“SmartEquip”), an innovative technology platform that supports customers' management of the equipment lifecycle and integrates parts procurement with both OEMs and dealers; and VeriTread LLC (“VeriTread”), an online marketplace for heavy haul transport.
Forward-looking Statements
This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, opportunities, and any other statements regarding events or developments that RB Global believes or anticipates will or may occur in the future. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan”, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “confident”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “remain”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond RB Global’s control, including risks and uncertainties related to: our ability to integrate acquisitions, including the recently acquired J.M. Wood; the fact that operating costs and business disruption may be greater than expected; the effect of the consummation of the merger on the trading price of RB Global's common shares; the ability of RB Global to retain and hire key personnel and employees; the significant costs associated with the merger; the outcome of any legal proceedings that have been or could be instituted against RB Global; the ability of the Company to realize anticipated synergies in the amount, manner or timeframe expected or at all; the failure of the Company to achieve expected operating results in the amount, manner or timeframe expected or at all; changes in capital markets and the ability of the Company to generate cash flow and/or finance operations in the manner expected or to de-lever in the timeframe expected; the failure of RB Global or the Company to meet financial forecasts and/or key performance targets including the Company's key operating metrics; the Company’s ability to commercialize new platform solutions and offerings; legislative, regulatory and economic developments affecting the combined business; general economic and market developments and conditions, including as a result of global trade tensions and as a result of current, proposed or future tariffs, including retaliatory tariffs; the evolving legal, regulatory and tax regimes under which RB Global operates; unpredictability and severity of catastrophic events, including, but not limited to, pandemics, acts of terrorism or outbreak of war or hostilities, as well as RB Global’s response to any of the aforementioned factors. Other risks that could cause actual results to differ materially from those described in the forward-looking statements are included in RB Global's periodic reports and other filings with the Securities and Exchange Commission (“SEC”) and/or applicable Canadian securities regulatory authorities, including the risk factors identified under Item 1A “Risk Factors” and the section titled “Summary of Risk Factors” in RB Global’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and RB Global’s periodic reports and other filings with the SEC, which are available on the SEC, SEDAR and RB Global’ websites. The foregoing list is not exhaustive of the factors that may affect RB Global’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and RB Global does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

RB Global, Inc.	4

Key Operating Metrics
We regularly review a number of metrics, including the following key operating metrics, to evaluate our business, measure our performance, identify trends affecting our business, and make operating decisions. We believe these key operating metrics are useful to investors because management uses these metrics to assess the growth of our business and the effectiveness of our operational strategies.
Gross Transaction Value ("GTV"): Represents total proceeds from all items sold on our auctions and online marketplaces, third-party online marketplaces, private brokerage services and other disposition channels. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.
Total service revenue take rate: Total service revenue divided by total GTV.
Inventory return: Inventory sales revenue less cost of inventory sold.
Inventory rate: Inventory return divided by inventory sales revenue.
Total lots sold: A single asset to be sold or a group of assets bundled for sale as one unit.

RB Global, Inc.	5

GTV and Condensed Consolidated Income Statements
(Unaudited; in millions, except per share data)

	Three months ended March 31,
	2026	2025
GTV	$4,340.9	$3,828.9
Revenue:
Service revenue	$897.7	$852.5
Inventory sales revenue	336.9	256.1
Total revenue	1,234.6	1,108.6
Operating expenses:
Costs of services	365.1	361.9
Cost of inventory sold	306.7	235.0
Selling, general and administrative	214.2	205.0
Acquisition-related and integration costs	6.2	3.1
Depreciation and amortization	126.7	114.5
Total operating expenses	1,018.9	919.5
Gain on disposition of property, plant and equipment	1.8	0.4
Operating income	217.5	189.5
Interest expense	(44.0)	(49.9)
Interest income	2.6	3.0
Other income (loss), net	(2.3)	0.7
Foreign exchange loss	(0.6)	(0.4)
Income before income taxes	173.2	142.9
Income tax expense	37.6	29.6
Net income	135.6	113.3
Net loss attributable to redeemable non-controlling interest	—	(0.1)
Net income attributable to non-controlling interests	0.1	—
Net income attributable to controlling interests	135.5	113.4
Cumulative dividends on Series A Senior Preferred Shares	(6.7)	(6.7)
Allocated earnings to Series A Senior Preferred Shares	(4.6)	(3.8)
Adjustment of redeemable non-controlling interest	0.4	—
Net income available to common stockholders	$124.6	$102.9

Basic earnings per share available to common stockholders	$0.67	$0.56
Diluted earnings per share available to common stockholders	$0.66	$0.55
Basic weighted average number of shares outstanding	186.0	184.8
Diluted weighted average number of shares outstanding	187.5	186.4

RB Global, Inc.	6

Condensed Consolidated Balance Sheets
(Unaudited, in millions, except per share data)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$667.2	$531.5
Restricted cash	192.2	163.3
Trade and other receivables, net of allowance for credit losses of $9.1 and $8.6, respectively	894.8	706.3
Prepaid consigned vehicle charges	62.2	62.4
Inventory	119.1	139.8
Other current assets	97.6	107.8
Income taxes receivable	55.4	73.7
Total current assets	2,088.5	1,784.8
Property, plant and equipment, net	1,541.4	1,522.3
Operating lease right-of-use assets	1,558.8	1,545.5
Other non-current assets	149.7	149.4
Intangible assets, net	2,388.0	2,464.5
Goodwill	4,662.3	4,668.0
Deferred tax assets	8.5	8.5
Total assets	$12,397.2	$12,143.0
Liabilities, Temporary Equity and Stockholders' Equity
Current liabilities:
Auction proceeds payable	$687.1	$457.9
Trade and other liabilities	664.2	836.5
Current operating lease liabilities	132.8	128.2
Income taxes payable	17.8	6.7
Short-term debt	282.0	137.5
Current portion of long-term debt	51.2	51.2
Total current liabilities	1,835.1	1,618.0
Long-term operating lease liabilities	1,472.3	1,456.8
Long-term debt	2,271.0	2,282.8
Other non-current liabilities	158.3	158.5
Deferred tax liabilities	559.2	559.2
Total liabilities	6,295.9	6,075.3
Temporary equity:
Series A Senior Preferred Shares; shares authorized, issued and outstanding: 485.0 million	482.0	482.0
Redeemable non-controlling interest	—	12.6
Stockholders' equity:
Senior preferred and junior preferred stock; unlimited shares authorized; shares issued and outstanding, other than Series A Senior Preferred Shares: nil	—	—
Common stock and additional paid-in capital, no par value; unlimited shares authorized; shares issued and outstanding: 186.3 million and 185.1 million, respectively	4,360.4	4,365.1
Retained earnings	1,323.5	1,254.6
Accumulated other comprehensive loss	(65.0)	(48.3)
Stockholders' equity	5,618.9	5,571.4
Non-controlling interests	0.4	1.7
Total stockholders' equity	5,619.3	5,573.1
Total liabilities, temporary equity and stockholders' equity	$12,397.2	$12,143.0

RB Global, Inc.	7

Condensed Consolidated Statements of Cash Flows
(Unaudited, in millions)

Three months ended March 31,	2026	2025
Cash provided by (used in):
Operating activities:
Net income	$135.6	$113.3
Adjustments for items not affecting cash:
Depreciation and amortization	126.7	114.5
Stock-based compensation expense	15.6	15.6
Amortization of right-of-use assets	41.4	38.7
Other, net	3.4	0.1
Net changes in operating assets and liabilities	(98.6)	(125.4)
Net cash provided by operating activities	224.1	156.8
Investing activities:
Property, plant and equipment additions	(51.5)	(54.3)
Proceeds on disposition of property, plant and equipment	2.4	1.1
Intangible asset additions	(27.8)	(27.7)
Proceeds from repayments of loans receivable	1.0	1.4
Issuance of loans receivable	(2.8)	(22.1)
Other, net	(0.1)	(0.3)
Net cash used in investing activities	(78.8)	(101.9)
Financing activities:
Dividends paid	(66.5)	(62.1)
Proceeds from exercise of stock options	2.5	4.3
Payment of tax withholding related to vesting of share units	(22.2)	(15.2)
Net increase in short-term debt	144.3	34.5
Repayment of long-term debt	(12.8)	(1.0)
Repayment of finance lease and equipment financing obligations	(8.0)	(6.5)
Proceeds from equipment financing obligations	0.5	1.0
Acquisition of VeriTread non-controlling interests	(14.2)	—
Net cash provided by (used in) financing activities	23.6	(45.0)
Effect of changes in exchange rates on cash, cash equivalents, and restricted cash	(4.3)	3.1
Net increase in cash, cash equivalents, and restricted cash	164.6	13.0
Cash, cash equivalents, and restricted cash, beginning of period	694.8	708.8
Cash, cash equivalents, and restricted cash, end of period	$859.4	$721.8

RB Global, Inc.	8

Non-GAAP Measures
(Unaudited)
This news release references non-GAAP measures. These measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP.
The Company has not provided a reconciliation of Adjusted EBITDA outlook for fiscal 2026 to GAAP net income, the most directly comparable GAAP financial measure, because without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate Adjusted EBITDA, including but not limited to: (a) the net loss or gain on the sale of property plant & equipment, or other assets, (b) loss on divestiture and deconsolidation and related costs, (c) acquisition-related or integration costs relating to our mergers and acquisition activity, including severance costs, (d) restructuring costs, (e) stock-based compensation expense, which value is directly impacted by the fluctuations in our share price and other variables, and (f) other expenses that we do not believe are indicative of our ongoing operations. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on net income for fiscal 2026.
Please refer to the Form 10-Q for the quarterly period ended March 31, 2026 for a summary of adjusting items for the quarter ended March 31, 2026. The adjusting items recognized in prior quarters are discussed in Part II, Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025.
Unless otherwise indicated, all amounts in the following tables are in millions, except per share amounts and percentages.
Adjusted Net Income Available to Common Stockholders and Diluted Adjusted EPS Available to Common Stockholders Reconciliation
The Company believes that adjusted net income available to common stockholders provides useful information about the growth or decline of the net income available to common stockholders for the relevant financial period and eliminates the financial impact of adjusting items the Company does not consider to be part of the normal operating results. Diluted adjusted EPS available to common stockholders eliminates the financial impact of adjusting items from net income available to common stockholders that the Company does not consider to be part of the normal operating results.
Adjusted net income available to common stockholders is calculated as net income available to common stockholders, excluding the effects of adjusting items that we do not consider to be part of our normal operating results, such as stock-based compensation expense, acquisition-related and integration costs, restructuring costs, amortization of acquired intangible assets, executive transition costs and certain other items.
Net income available to common stockholders is calculated as net income attributable to controlling interests, less cumulative dividends on Series A Senior Preferred Shares, allocated earnings to Series A Senior Preferred Shares, and adjustments to redeemable non-controlling interest.
Diluted adjusted EPS available to common stockholders is calculated by dividing adjusted net income available to common stockholders by the weighted average number of dilutive shares outstanding, except that it is computed based upon the lower of the two-class method or the if-converted method, which includes the effects of the assumed conversion of the Series A Senior Preferred Shares and the effect of shares issuable under the Company’s stock-based incentive plans, if such effect is dilutive.

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The following table reconciles adjusted net income available to common stockholders and diluted adjusted EPS available to common stockholders to net income available to common stockholders and diluted EPS available to common stockholders, which are the most directly comparable GAAP measures in our consolidated financial statements:

Three months ended March 31,	2026	2025	% Change
Net income available to common stockholders	$124.6	$102.9	21%
Stock-based compensation expense	15.3	14.4	6%
Acquisition-related and integration costs	6.2	3.1	100%
Restructuring costs	2.4	1.8	33%
Amortization of acquired intangible assets	72.6	68.3	6%
Gain on disposition of property, plant and equipment and related costs	(1.8)	(0.2)	(800)%
Executive transition costs	—	2.7	NM
Other legal, advisory and non-income tax expense	0.1	1.8	(94)%
Related tax effects of the above	(27.2)	(27.3)	—%
Related allocation of the above to Series A Senior Preferred Shares	(2.4)	(2.3)	4%
Adjustment of redeemable non-controlling interest	(0.4)	—	NM
Adjusted net income available to common stockholders	$189.4	$165.2	15%
Weighted average number of dilutive shares outstanding	187.5	186.4	1%
Diluted earnings per share available to common stockholders	$0.66	$0.55	20%
Diluted adjusted earnings per share available to common stockholders	$1.01	$0.89	13%

NM = Not meaningful

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Adjusted EBITDA
The Company believes adjusted EBITDA provides useful information and is a key performance measure because it facilitates operating performance comparisons from period to period and it provides management with the ability to monitor its controllable incremental revenues and costs.
Adjusted EBITDA is calculated by adding back depreciation and amortization, interest expense, and income tax expense, and subtracting interest income from net income, as well as adding back the adjusting items.
The following table reconciles adjusted EBITDA to net income, which is the most directly comparable GAAP measure in, or calculated from, our consolidated financial statements:

Three months ended March 31,	2026	2025	% Change
Net income	$135.6	$113.3	20%
Add: depreciation and amortization	126.7	114.5	11%
Add: interest expense	44.0	49.9	(12)%
Less: interest income	(2.6)	(3.0)	(13)%
Add: income tax expense	37.6	29.6	27%
EBITDA	341.3	304.3	12%
Stock-based compensation expense	15.3	14.4	6%
Acquisition-related and integration costs	6.2	3.1	100%
Restructuring costs	2.4	1.8	33%
Gain on disposition of property, plant and equipment and related costs	(1.8)	(0.2)	(800)%
Executive transition costs	—	2.7	NM
Other legal, advisory and non-income tax expense (recovery)	(0.7)	1.8	NM
Adjusted EBITDA	$362.7	$327.9	11%

NM = Not meaningful

RB Global, Inc.	11

Adjusted Net Debt and Adjusted Net Debt/Adjusted EBITDA Reconciliation
The Company believes that comparing adjusted net debt to adjusted EBITDA on a trailing twelve-month basis, across different periods, provides useful information to investors about the Company's operational performance and financial flexibility. This ratio indicates the period of time it would take to repay both our short- and long-term debt from operating earnings. The Company does not consider this to be a measure of its liquidity, which is its ability to meet short-term obligations, but rather a measure of how well it manages its liquidity position. Measures of liquidity are noted under “Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.
Adjusted net debt is calculated by subtracting cash and cash equivalents from short and long-term debt. Adjusted net debt/adjusted EBITDA is calculated by dividing adjusted net debt by adjusted EBITDA.
The following table reconciles adjusted net debt to debt, adjusted EBITDA to net income, and adjusted net debt/ adjusted EBITDA to debt/ net income, respectively, which are the most directly comparable GAAP measures in, or calculated from, our consolidated financial statements.

At and for the twelve months ended March 31,	2026	2025	% Change
Short-term debt	$282.0	$62.8	349%
Long-term debt	2,322.2	2,626.7	(12)%
Debt	2,604.2	2,689.5	(3)%
Less: cash and cash equivalents	(667.2)	(578.1)	15%
Adjusted net debt	1,937.0	2,111.4	(8)%
Net income	$449.9	$418.7	7%
Add: depreciation and amortization	495.6	451.2	10%
Add: interest expense	185.7	219.7	(15)%
Less: interest income	(14.5)	(22.6)	(36)%
Add: income tax expense	116.0	134.4	(14)%
EBITDA	1,232.7	1,201.4	3%
Stock-based compensation expense	77.6	57.4	35%
Acquisition-related and integration costs	22.5	19.3	17%
Restructuring costs	17.8	1.8	889%
(Gain) loss on disposition of property, plant and equipment and related costs	(3.6)	0.4	NM
Executive transition costs	51.0	7.7	562%
Loss on divestiture	15.8	—	NM
Debt refinancing costs	3.9	—	NM
Remeasurements in connection with business combinations	0.1	1.2	(92)%
Other legal, advisory and non-income tax expense	16.7	10.3	62%
Adjusted EBITDA	$1,434.5	$1,299.5	10%
Debt/net income	5.8 x	6.4 x	(9)%
Adjusted net debt/adjusted EBITDA	1.4 x	1.6 x	(13)%

NM = Not meaningful
For further information, please contact:
Sameer Rathod | Vice President, Investor Relations and Market Intelligence
1-510-381-7584 | srathod@rbglobal.com

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